Exhibit 99.1
CONTACT:
R. Dirk Allison
Senior Vice President and Chief Financial Officer
(214) 922-9711
ODYSSEY HEALTHCARE AFFIRMS PURCHASE PRICE
FOR VISTACARE AT $8.60 PER SHARE
DALLAS, TEXAS (February 27, 2008) — Odyssey HealthCare, Inc. (NASDAQ: ODSY) confirmed today that it will not change its cash tender offer price for VistaCare, Inc. (NASDAQ: VSTA) of $8.60 per share. Mr. Lefton, President and Chief Executive Officer of Odyssey, stated “$8.60 per share is our best and final offer. Based on our extensive due diligence on the company, we believe the tender offer price reflects the full and fair value of VistaCare common stock.” The tender offer is set to expire at 12:00 midnight, New York City time, on February 27, 2008.
About Odyssey HealthCare
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Important Additional Information Filed With the SEC
At the time the tender offer was commenced, Odyssey caused its subsidiaries to file a tender offer statement with the U.S. Securities and Exchange Commission (the “SEC”). Investors and VistaCare security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement that was filed by VistaCare with the SEC, because they contain important information. These documents are available at no charge on the SEC’s web site at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained at no charge by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or by calling toll-free (800) 431-9645.
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